Exhibit 10.5

FORM OF CONTRIBUTION AND CONVEYANCE AGREEMENT

This CONTRIBUTION AND CONVEYANCE AGREEMENT, dated as of • , 2007, is entered into by and among Capital Maritime & Trading Corp., a Marshall Islands corporation (“Capital Maritime”); Capital GP L.L.C., a Marshall Islands limited liability company (“GP LLC”); Capital Product Partners L.P., a Marshall Islands limited partnership (the “MLP”); and Capital Product Operating L.L.C., a Marshall Islands limited liability company (the “OLLC”). The foregoing shall be referred to individually as a “Party” and collectively as the “Parties.”  Certain capitalized terms have the meanings assigned to them in Article I hereof.

RECITALS

A.    Capital Maritime and GP LLC have formed the MLP pursuant to the Marshall Islands Limited Partnership Act (the “Marshall Islands LP Act”) for the purpose of, among other things, acquiring and owning all of the outstanding shares of capital stock of and operating all of the assets of certain subsidiaries of Capital Maritime that own and operate new or almost new medium range product tankers under medium to long-term time charters or bareboat charters. The respective Boards of Directors of Capital Maritime and the MLP have prior to this Agreement authorized the Parties to effect the actions set forth below at the times and in the order set forth below.

B.    To accomplish the objectives and purposes in the preceding recital, the following actions have been taken prior to the date hereof:

1.     Capital Maritime formed GP LLC under the terms of the Marshall Islands Limited Liability Company Act (the “Marshall Islands LLC Act”) and contributed $1000 in exchange for all of the member interests in GP LLC.

2.     GP LLC and Capital Maritime formed the MLP, to which GP LLC contributed $20 and Capital Maritime contributed $980 in exchange for a 2% general partner interest and 98% limited partner interest, respectively.

3.     The MLP formed the OLLC pursuant to the Marshall Islands LLC Act and contributed $1000 in exchange for all of the member interests in the OLLC.

4.     The MLP made an election to be classified as an association taxable as a corporation for U.S. federal income tax purposes, effective as of formation.

C.    At the Effective Time, each of the following matters shall occur:

1.     Capital Maritime will sell to the MLP, subsequent to the execution of the Purchase Agreement, all of the outstanding shares of capital stock of the subsidiaries named on Schedule A hereto (collectively, the “Vessel Owning Subsidiaries”). As consideration therefor, the MLP will issue to Capital Maritime, and Capital Maritime will receive (a) 11,750,000 Common Units, representing a 56.0% limited partner interest in the MLP, (b) 8,805,521 Subordinated Units, representing a 42.0% limited partner interest in the MLP, (c) the Incentive Distribution Rights, (d) $25 million in cash representing a cash dividend and (e) the right to receive an additional dividend in the amount of $30 million payable in cash or a number of Common Units necessary to satisfy the Underwriters’ over-allotment option or a combination thereof, as described in Section 3.02.

2.     Capital Maritime’s original 98% limited partner interest in the MLP will be converted into one Subordinated Unit.

3.     GP LLC’s original 2% general partner interest in the MLP will be converted into 419,500 General Partner Units.

4.     The MLP will transfer the Interests to the OLLC.

5.     Capital Maritime will transfer the Incentive Distribution Rights to GP LLC.

6.     Capital Maritime, through the underwriters of the Offering (the “Underwriters”) and pursuant to the Purchase Agreement, will sell the 11,750,000 Common Units to the public in exchange for $[•] million (the “Offering Proceeds”).

7.     Capital Maritime will use the Offering Proceeds to (a) pay the underwriting discounts and commissions of $[•] million (which may be withheld by the Underwriters from the Offering Proceeds as payment thereof), (b) pay other transaction expenses incurred by Capital Maritime in connection with the Offering of approximately $[•] million and (c) with respect to the remaining Offering Proceeds, to repay the debt of the Vessel Owning Subsidiaries.

8.     The agreements of limited partnership and the limited liability company agreements of the aforementioned entities will be amended and restated to the extent necessary to reflect the applicable matters set forth above and in Article II and Article III of this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of their mutual undertakings and agreements hereunder, the Parties undertake and agree as follows:

ARTICLE I

Definitions; Recordation

Section 1.01. Definitions. The following capitalized terms have the meanings given below.

“Acts” shall mean collectively the Marshall Islands LP Act and the Marshall Islands LLC Act.

“Agreement” means this Contribution and Conveyance Agreement.

 “Attorney-In-Fact” has the meaning assigned to such term in Section 5.02.

“Bank Credit Facility” means the credit agreement dated • , 2007 by and among the MLP, as the borrower, the banks and financial institutions named therein as lenders, and the other parties thereto.

“Beneficial Owner” has the meaning assigned to such term in Section 6.03.

“Capital Maritime” has the meaning assigned to such term in the first paragraph of this Agreement.

“Common Units” has the meaning assigned to such term in the Partnership Agreement.

“Conveyed Interests” has the meaning assigned to such term in Section 5.02.

“Conveying Parties” has the meaning assigned to such term in Section 5.02.

“Effective Time” means the time when the transactions contemplated by Article II hereof have been consummated.

“General Partner Units” has the meaning assigned to such term in the Partnership Agreement.

“GP LLC” has the meaning assigned to such term in the first paragraph of this Agreement.

“Hazardous Substances” has the meaning assigned to such term in the Omnibus Agreement.

“Incentive Distribution Rights” has the meaning assigned to such term in the Partnership Agreement.

“Interests” means the shares of capital stock of the Vessel Owning Subsidiaries and other rights and interests sold and conveyed to the MLP (or intended so to be) pursuant to this Agreement.

“Laws” means any and all laws, statutes, ordinances, rules or regulations promulgated by a governmental authority, orders of a governmental authority, judicial decisions, decisions of arbitrators or determinations of any governmental authority or court.

“MLP” has the meaning assigned to such term in the first paragraph of this Agreement.

“Marshall Islands LLC Act” has the meaning assigned to such term in Recital B.1 of this Agreement.

“Marshall Islands LP Act” has the meaning assigned to such term in Recital A of this Agreement.

“Net Over-Allotment Proceeds” has the meaning assigned to such term in Section 3.01.

“Offering” means the initial public offering and sale of 11,750,000 Common Units by Capital Maritime to the public.

“Offering Proceeds” has the meaning assigned to such term in Recital C.2 of this Agreement.

“OLLC” has the meaning assigned to such term in the first paragraph of this Agreement.

“Omnibus Agreement” means the Omnibus Agreement dated of even date herewith, by and among Capital Maritime, GP LLC, the OLLC and the MLP.

“Over-Allotment Proceeds” has the meaning assigned to such term in Section 3.01.

“Partnership Agreement” means the First Amended and Restated Agreement of Limited Partnership of the MLP, as it may be amended from time to time.

“Partnership Group” has the meaning assigned to such term in the Omnibus Agreement.

“Party and Parties” have the meanings assigned to such terms in the first paragraph of this Agreement.

“Purchase Agreement” means the Purchase Agreement by and among Capital Maritime, the GP LLC, the MLP, the OLLC, the Underwriters and the other parties thereto, dated as of • , 2007.

“Registration Statement” means the registration statement on Form F-1 (File No. [•]) filed by the MLP relating to the Offering, as it may be amended.

 “Specific Conveyances” has the meaning assigned to such term in Section 2.08.

“Subordinated Units” has the meaning assigned to such term in the Partnership Agreement.

“Underwriters” has the meaning assigned to such term in Recital C.6 of this Agreement.

“Vessel Owning Subsidiaries” has the meaning assigned to such term in Recital C.1 of this Agreement.

“Vessels” has the meaning assigned to such term in Section 4.01(d).

ARTICLE II

Contribution and Conveyance

Section 2.01. Sale by Capital Maritime of Interest in Vessel Owning Subsidiaries. Capital Maritime hereby sells to the MLP, subsequent to the execution of the Purchase Agreement, all of the outstanding shares of capital stock in the Vessel Owning Subsidiaries as set forth on Schedule A hereto.

Section 2.02. Issuance of New Units and Incentive Distribution Rights and Payment of Cash Dividend. The MLP hereby issues to Capital Maritime (a) 11,750,000 Common Units, representing a 56.0% limited partner interest in the MLP, (b) 8,805,521 Subordinated Units, representing a 42.0% limited partner interest in the MLP, (c) the Incentive Distribution Rights, (d) $25 million in cash representing a cash dividend and (e) the right to receive an additional dividend in the amount of $30 million, payable in cash or a number of Common Units necessary to satisfy the Underwriters' over-allotment option or a combination thereof as described in Section 3.02, as consideration for the all of the outstanding shares of capital stock of the Vessel Owning Subsidiaries.

Section 2.03. Conversion of Capital Maritime’s Limited Partner Interest. The MLP hereby converts Capital Maritime’s original 98% limited partner interest into one Subordinated Unit.

Section 2.04. Conversion of GP LLC’s General Partner Interest. The MLP hereby converts GP LLC’s original 2% general partner interest into 419,500 General Partner Units.

Section 2.05. MLP Receipt of Capital Stock of Vessel Owning Subsidiaries. As consideration for (a) 11,750,000 Common Units, (b)  8,805,521 Subordinated Units, (c) the Incentive Distribution Rights and (d) the $25 cash dividend, the MLP hereby acknowledges receipt of the shares of outstanding capital stock of the Vessel Owning Subsidiaries.

Section 2.06. Capital Maritime Receipt of New Units, Incentive Distribution Rights and Cash Dividend. As consideration for the shares of capital stock of the Vessel Owning Subsidiaries, Capital Maritime hereby acknowledges receipt of (a) 11,750,000 Common Units, representing a 56.0% limited partner interest in the MLP, (b) 8,805,521 Subordinated Units, representing a 42.0% limited partner interest in the MLP, (c) the Incentive Distribution Rights, (d) $25 million in cash representing a cash dividend, and (e) the right to receive an additional dividend in the amount of $30 million, payable in cash or a number of Common Units necessary to satisfy the Underwriters' over-allotment option or a combination thereof as described in Section 3.02.

Section 2.07. Transfer of Interests to OLLC. The MLP hereby transfers all of the Interests to the OLLC, and the OLLC hereby acknowledges receipt of such Interests.

Section 2.08. Transfer of Incentive Distribution Rights to GP LLC. Capital Maritime hereby transfers the Incentive Distribution Rights to GP LLC, and GP LLC hereby acknowledges receipt of such Incentive Distribution Rights.

Section 2.09. Specific Conveyances. To further evidence the sale of the Interests reflected in this Agreement, each party making such sale may have executed and delivered to the party receiving such Interest being sold certain conveyance, assignment and bill of sale instruments (the “Specific Conveyances”). The Specific Conveyances shall evidence and perfect such sale made by this Agreement and shall not constitute a second conveyance of any assets or interests therein and shall be subject to the terms of this Agreement.

ARTICLE III

Additional Transaction

Section 3.01. Exercise of the Over-Allotment Option. In the event the Underwriters exercise their over-allotment option, the MLP shall issue to Capital Maritime up to 1,762,500 additional common units which Capital Maritime, through the Underwriters and pursuant to the Underwriting Agreement, will sell to the public in one or more parts during the 30-day period following the date of the pricing of the Offering in exchange for $[•] million (the “Over-Allotment Proceeds”). Capital Maritime will use part of the Over-Allotment Proceeds to (a) pay the underwriting discounts and commissions of $[•] million and (b) pay other transaction expenses incurred by Capital Maritime in connection with the exercise of the over-allotment option (such remainder, in the aggregate, the “Net Over-Allotment Proceeds”). Capital Maritime will retain the Net Over-Allotment Proceeds, if any, and use such proceeds to repay indebtedness or for general corporate purposes.

Section 3.02. Dividend. Upon the earlier of (i) the exercise in full of the Underwriters’ over-allotment option and (ii) 30 days after the date of the Underwriting Agreement, the MLP shall pay to Capital Maritime an additional cash dividend in an amount of either $30 million if the over-allotment option is not exercised or, if the over-allotment option is exercised, a number of Common Units necessary to satisfy the over-allotment option, provided that if the Net Over-Allotment Proceeds are less than $30 million, the MLP shall also pay to Capital Maritime an amount in cash equal to the difference between $30 million and the Net Over-Allotment Proceeds.

ARTICLE IV

Representations and Warranties of Capital Maritime; Disclaimer

Section 4.01 Capital Maritime represents and warrants that:

(a)           Each of the Vessel Owning Subsidiaries is a corporation duly incorporated, organized and validly existing in good standing under the laws of The Republic of the Marshall Islands and has all requisite power and authority to operate its assets and conduct its business as described in the Registration Statement;

(b)           The execution and delivery of this Agreement and all documents, instruments and agreements required to be executed and delivered by it pursuant to this Agreement, and the completion of the transactions contemplated by this Agreement, have been duly authorized by all necessary action on its part, and this Agreement has been duly executed and delivered by it and constitutes a legal, valid and binding obligation of it enforceable in accordance with its terms, except as may be limited by bankruptcy, insolvency, liquidation, reorganization, reconstruction and other similar laws of general application affecting the enforceability of remedies and rights of creditors and except that equitable remedies such as specific performance and injunction are in the discretion of a court;

(c)           The execution, delivery and performance by it of this Agreement will not conflict with or result in any violation of or constitute a breach of any of the terms or provisions of, or result in the acceleration of any obligation under, or constitute a default under any provision of: (i) its or any Vessel Owning Subsidiary’s articles of incorporation or by-laws or other organizational documents; (ii) any lien, encumbrance, security interest, pledge, mortgage, charge, other claim, bond, indenture, agreement, contract, franchise license, permit or other instrument or obligation to which it or any Vessel Owning Subsidiary is a party or is subject or by which any of its or any Vessel Owning Subsidiary’s assets or properties may be bound; (iii) any applicable Law; or (iv) any charter or shipbuilding contract to which any Vessel Owning Subsidiary is a party or any material provision of any material contract to which it or any Vessel Owning Subsidiary is a party or by which its or any Vessel Owning Subsidiary’s properties are bound;

(d)           Except as have already been obtained, no consent, permit, approval or authorization of, notice or declaration to or filing with any governmental authority or any other person, including those related to any environmental laws or regulations, is required in connection with the execution and delivery by it of this Agreement or the consummation by it of the transactions contemplated hereunder, and any consents required for the transfer or assignment of the charters and shipbuilding contracts related to the vessels owned by the Vessel Owning Subsidiaries set forth on Schedule A to this Agreement (collectively, the “Vessels”) have been duly obtained;

(e)           All of the issued and outstanding shares of capital stock of each Vessel Owning Subsidiary are duly authorized and validly issued in accordance with the articles of incorporation and by-laws of such Vessel Owning Subsidiary and are fully paid and nonassessable;

(f)            Capital Maritime owns all of the outstanding shares of capital stock of each Vessel Owning Subsidiary and has good and marketable title thereto, free and clear of all liens, encumbrances, security interests, pledges, mortgages, charges or other claims; each Vessel Owning Subsidiary owns the Vessel set forth opposite its name on Schedule A hereto with good and marketable title, free and clear of all liens, encumbrances, security interests, pledges, mortgages, charges or other claims, other than those arising under the Bank Credit Facility;

(g)           There is no agreement, contract, option, commitment or other right or understanding in favor of, or held by, any person other than the MLP to acquire any Vessel Owning Subsidiary or the assets of any Vessel Owning Subsidiary, including the Vessels, that has not been waived;

(h)           Correct and complete copies of the organizational documents of each Vessel Owning Subsidiary (as amended to the date hereof) and each of the charters and shipbuilding contracts to which each Vessel Owning Subsidiary is a party (as amended to the date hereof) have been made available to the MLP;

(i)            Each charter and shipbuilding contract is a valid and binding agreement of each contracting Vessel Owning Subsidiary enforceable in accordance with its terms and, to the best knowledge of Capital Maritime, of all other parties thereto enforceable in accordance with its terms;

(j)            Each Vessel Owning Subsidiary has fulfilled all material obligations required pursuant to its respective charter and shipbuilding contract to have been performed by it prior to the date hereof and has not waived any material rights thereunder; and no material default or breach exists in respect thereof on its or any Vessel Owning Subsidiary’s part or, to its knowledge, any of the other parties thereto and, to its knowledge, no event has occurred which, after giving of notice or the lapse of time, or both, would constitute such a material default or breach;

(k)           Except for such liabilities, debts obligations, encumbrances, defects, restrictions or claims of a general nature and magnitude that would arise in connection with the operation of vessels of the same type as the Vessels in the ordinary course of business, there are no liabilities, debts or obligations of, encumbrances, defects or restrictions with respect to, or claims against any Vessel Owning Subsidiary or any of the assets owned by any Vessel Owning Subsidiary, including the Vessels, other than those arising under the Bank Credit Facility; and

(l)            Each Vessel is (i) adequate and suitable for use by the applicable Vessel Owning Subsidiary in such Vessel Owning Subsidiary’s business as presently conducted by it in all material respects as described in the Registration Statement, ordinary wear and tear excepted; (ii) seaworthy in all material respects for hull and machinery insurance warranty purposes and is in good running order and repair; (iii) insured against all risks, and in amounts, consistent with common industry practices; (iv) in compliance with maritime laws and regulations; (v) duly registered under the flag set forth opposite such Vessel’s name on Schedule A hereto; and (vi) in compliance in all material respects with the requirements of its present class and classification society; and all class certificates of each Vessel are clean and valid and free of recommendations affecting class.

Section 4.02           Disclaimer of Warranties; Subrogation; Waiver of Bulk Sales Laws. (a)  EXCEPT TO THE EXTENT PROVIDED IN THIS AGREEMENT OR IN ANY OTHER DOCUMENT EXECUTED OR DELIVERED IN CONNECTION WITH THIS AGREEMENT OR THE OFFERING, INCLUDING, WITHOUT LIMITATION, THE OMNIBUS AGREEMENT, THE PARTIES ACKNOWLEDGE AND AGREE THAT NONE OF THE PARTIES HAS MADE, DOES NOT MAKE, AND EACH SUCH PARTY SPECIFICALLY NEGATES AND DISCLAIMS, ANY REPRESENTATIONS, WARRANTIES, PROMISES, COVENANTS, AGREEMENTS OR GUARANTIES OF ANY KIND OR CHARACTER WHATSOEVER, WHETHER EXPRESS, IMPLIED OR STATUTORY, ORAL OR WRITTEN, PAST OR PRESENT, REGARDING (A) THE VALUE, NATURE, QUALITY OR CONDITION OF THE ASSETS OWNED BY THE VESSEL OWNING SUBSDIARIES (INCLUDING THE VESSELS), INCLUDING, WITHOUT LIMITATION, THE ENVIRONMENTAL CONDITION OF SUCH ASSETS GENERALLY, INCLUDING, WITHOUT LIMITATION, THE PRESENCE OR LACK OF HAZARDOUS SUBSTANCES OR OTHER MATTERS ON SUCH ASSETS, (B) THE INCOME TO BE DERIVED FROM SUCH ASSETS, (C) THE SUITABILITY OF SUCH ASSETS FOR ANY AND ALL ACTIVITIES AND USES THAT MAY BE CONDUCTED THEREON OR THEREWITH, (D) THE COMPLIANCE OF OR BY SUCH ASSETS OR THEIR OPERATION WITH ANY LAWS (INCLUDING WITHOUT LIMITATION ANY ZONING, ENVIRONMENTAL PROTECTION,

POLLUTION OR LAND USE LAWS, RULES, REGULATIONS, ORDERS OR REQUIREMENTS), OR (E) THE HABITABILITY, MERCHANTABILITY, MARKETABILITY, PROFITABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF SUCH ASSETS. EXCEPT TO THE EXTENT PROVIDED IN THIS AGREEMENT OR IN ANY OTHER DOCUMENT EXECUTED OR DELIVERED IN CONNECTION WITH THIS AGREEMENT OR THE OFFERING INCLUDING, WITHOUT LIMITATION, THE OMNIBUS AGREEMENT, EACH PARTY ACKNOWLEDGES AND AGREES THAT SUCH PARTY HAS HAD THE OPPORTUNITY TO INSPECT THE RESPECTIVE ASSETS OF THE VESSEL OWNING SUBSIDIARIES, AND SUCH PARTY IS RELYING SOLELY ON ITS OWN INVESTIGATION OF THE RESPECTIVE ASSETS OF THE VESSEL OWNING SUBSIDIARIES AND NOT ON ANY INFORMATION PROVIDED OR TO BE PROVIDED BY ANY OF THE OTHER PARTIES. EXCEPT TO THE EXTENT PROVIDED IN THIS AGREEMENT OR IN ANY OTHER DOCUMENT EXECUTED OR DELIVERED IN CONNECTION WITH THIS AGREEMENT OR THE OFFERING, INCLUDING, WITHOUT LIMITATION, THE OMNIBUS AGREEMENT, NONE OF THE PARTIES IS LIABLE OR BOUND IN ANY MANNER BY ANY VERBAL OR WRITTEN STATEMENTS, REPRESENTATIONS OR INFORMATION PERTAINING TO THE ASSETS OF THE VESSEL OWNING SUBSIDIARIES FURNISHED BY ANY AGENT, EMPLOYEE, SERVANT OR THIRD PARTY. THIS SECTION SHALL SURVIVE THE SALE AND CONVEYANCE OF THE INTERESTS OR THE TERMINATION OF THIS AGREEMENT. THE PROVISIONS OF THIS SECTION HAVE BEEN NEGOTIATED BY THE PARTIES AFTER DUE CONSIDERATION AND ARE INTENDED TO BE A COMPLETE EXCLUSION AND NEGATION OF ANY REPRESENTATIONS OR WARRANTIES, WHETHER EXPRESS, IMPLIED OR STATUTORY, WITH RESPECT TO THE INTERESTS AND THE ASSETS OF THE VESSEL OWNING SUBSIDIARIES THAT MAY ARISE PURSUANT TO ANY LAW NOW OR HEREAFTER IN EFFECT, OR OTHERWISE, EXCEPT AS SET FORTH IN THIS AGREEMENT OR IN ANY OTHER DOCUMENT EXECUTED OR DELIVERED IN CONNECTION WITH THIS AGREEMENT OR THE OFFERING, INCLUDING, WITHOUT LIMITATION, THE OMNIBUS AGREEMENT.

ARTICLE V

Further Assurances

Section 5.01. Further Assurances. From time to time after the date hereof, and without any further consideration, the Parties agree to execute, acknowledge and deliver all such additional deeds, assignments, bills of sale, conveyances, instruments, notices, releases, acquaintances and other documents, and will do all such other acts and things, all in accordance with applicable Law, as may be necessary or appropriate (a) more fully to assure that the applicable Parties own all of the properties, rights, titles, interests, estates, remedies, powers and privileges granted by this Agreement, or which are intended to be so granted, (b) more fully and effectively to vest in the applicable Parties and their respective successors and assigns beneficial and record title to the interests sold and conveyed by this Agreement or intended so to be and (c) to more fully and effectively carry out the purposes and intent of this Agreement.

Section 5.02. Power of Attorney. Each Party that has conveyed any Interests (the “Conveyed Interests”) pursuant to this Agreement (collectively, the “Conveying Parties”) hereby constitutes and appoints GP LLC (the “Attorney-in-Fact”) its true and lawful attorney-in-fact with full power of substitution for it and in its name, place and stead or otherwise on behalf of the applicable Conveying Party and its successors and assigns, and for the benefit of the Attorney-in-Fact to demand and receive from time to time the Conveyed Interests sold and conveyed by this Agreement (or intended so to be) and to execute in the name of the applicable Conveying Party and its successors and assigns instruments of conveyance, instruments of further assurance and to give receipts and releases in respect of the same, and from time to time to institute and prosecute in the name of the applicable Conveying Party for the benefit of the Attorney-in-Fact, any and all proceedings at law, in equity or otherwise which the Attorney-in-Fact may deem proper in order to (a) collect, assert or enforce any claims, rights or titles of any kind in and to the Conveyed Interests, (b) defend and compromise any and all actions, suits or proceedings in respect of any of the Conveyed Interests, and (c) do any and all such acts and things in furtherance of this Agreement as the Attorney-in-Fact shall deem advisable. Each Conveying Party hereby declares that the appointment hereby made and the powers hereby granted are coupled with an interest and are and shall be irrevocable and perpetual and shall not be terminated by any act of any Conveying Party or its successors or assigns or by operation of law.

ARTICLE VI

Miscellaneous

Section 6.01. Completion of Transactions. The transactions provided for in Articles II and III of this Agreement shall be completed on the dates specified in this Agreement and in the following order:  (i) the transactions provided for in Article II shall be completed concurrently and (ii) the transactions provided for in Article III shall be completed in the order set forth therein.

Section 6.02. Survival of Representations and Warranties. The representations and warranties of Capital Maritime in this Agreement and in or under any documents, instruments and agreements delivered pursuant to this Agreement, will survive the completion of the transactions contemplated hereby regardless of any independent investigations that the MLP may make or cause to be made, or knowledge it may have, prior to the Effective Time and will continue in full force and effect for a period of one year from the Effective Time. At the end of such period, such representations and warranties will terminate, and no claim may be brought by the MLP against Capital Maritime thereafter in respect of such representations and warranties, except for claims that have been asserted by the MLP prior to the Effective Time.

Section 6.03. Costs. Capital Maritime shall pay any and all sales, use and similar taxes arising out of the sale, conveyances and deliveries to be made hereunder,

and shall pay all documentary, filing, recording, transfer, deed, and conveyance taxes and fees required in connection therewith.

Section 6.04. Headings; References; Interpretation. All Article and Section headings in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any of the provisions hereof. The words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All references herein to Articles and Sections shall, unless the context requires a different construction, be deemed to be references to the Articles and Sections of this Agreement, respectively. All personal pronouns used in this Agreement, whether used in the masculine, feminine or neuter gender, shall include all other genders, and the singular shall include the plural and vice versa. The use herein of the word “including” following any general statement, term or matter shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation,” “but not limited to,” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that could reasonably fall within the broadest possible scope of such general statement, term or matter.

Section 6.05. Successors and Assigns. The Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns.

Section 6.06. No Third Party Rights. The provisions of this Agreement are intended to bind the Parties as to each other and are not intended to and do not create rights in any other person or confer upon any other person any benefits, rights or remedies and no person is or is intended to be a third party beneficiary of any of the provisions of this Agreement.

Section 6.07. Counterparts. This Agreement may be executed in any number of counterparts, all of which together shall constitute one agreement binding on the parties hereto.

Section 6.08. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts made and to be performed wholly within such jurisdiction without giving effect to conflict of law principles thereof other than Section 5-1401 of the New York General Obligations Law, except to the extent that it is mandatory that the law of some other jurisdiction, wherein the Vessels are located, shall apply.

Section 6.09. Severability. If any of the provisions of this Agreement are held by any court of competent jurisdiction to contravene, or to be invalid under, the laws of any governmental body having jurisdiction over the subject matter hereof, such contravention or invalidity shall not invalidate the entire Agreement. Instead, this Agreement shall be construed as if it did not contain the particular provision or provisions held to be invalid, and an equitable adjustment shall be made and necessary provision added so as to give effect, as nearly as possible, to the intention of the Parties as expressed in this Agreement at the time of execution of this Agreement.

Section 6.10. Deed; Bill of Sale; Assignment. To the extent required and permitted by applicable Law, this Agreement shall also constitute a “deed,” “bill of sale” or “assignment” of the Interests.

Section 6.11. Amendment or Modification. This Agreement may be amended or modified from time to time only by the written agreement of all the Parties hereto.

Section 6.12. Integration. This Agreement and the instruments referenced herein supersede all previous understandings or agreements among the Parties, whether oral or written, with respect to its subject matter hereof. This Agreement and such instruments contain the entire understanding of the Parties with respect to the subject matter hereof and thereof. No understanding, representation, promise or agreement, whether oral or written, is intended to be or shall be included in or form part of this Agreement unless it is contained in a written amendment hereto executed by the Parties hereto after the date of this Agreement.

IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of the date first above written.

CAPITAL MARITIME & TRADING CORP.,
a Marshall Islands Corporation,

by

Name:
Title:

CAPITAL GP L.L.C.,
a Marshall Islands limited liability company

by

Name:
Title:

CAPITAL PRODUCT PARTNERS L.P.,
a Marshall Islands limited partnership

by

Name:
Title:

CAPITAL OPERATING L.L.C.,
a Marshall Islands limited liability company

by

Name:
Title:

SCHEDULE A

VESSEL OWNING SUBSIDIARIES, VESSELS AND CHARTERS

Vessel Owning Subsidiary	Vessel	Jurisdiction of Registration	Number of Shares being Sold
Shipping Rider Co.	Atlantas	Marshall Islands and Isle of Man	500
Canvey Shipmanagement Co.	Assos	Liberia	500
Centurion Navigation Limited	Aktoras	Marshall Islands and Isle of Man	500
Polarwind Maritime S.A.	Agisilaos	Marshall Islands	500
Carnation Shipping Company	Arionas	Marshall Islands	500
Iraklitos Shipping Company	Axios	Liberia	100
Tempest Maritime Inc.	Aiolos	Marshall Islands and Isle of Man	500
Apollonas Shipping Company	Avax	Liberia	500